Exhibit 99.1

Phase III Data Summary and Discussion

A Double Blind, Placebo Controlled, Pivotal Phase III Study Evaluating Xilonix™ in Symptomatic Colorectal Cancer Patients Refractory To Standard Therapy

08 January 2016

Clinical Protocol Synopsis

STUDY TITLE: A Double Blind, Placebo Controlled Pivotal Phase III Study Evaluating XILONIX™ in Symptomatic Colorectal Cancer Patients Refractory To Standard Therapy

Sponsor:

XBiotech Germany, GmbH.

Study Chair:

Tamas Hickish M.D.

Sample Size:

333 subjects.

Approximate Duration:

The duration of subject participation in the double blinded, placebo-controlled portion of the trial is approximately 77 days including a screening period of 14 days and a treatment/follow up period of 63 days. Subjects from both arms may continue treatment with Xilonix indefinitely in an open label extension, for as long as they are judged to be benefitting clinically and have had no unacceptable toxicities.

Methods

Primary Efficacy Endpoint

•	The primary endpoint of this study is objective response rate (ORR). ORR is a composite measure, including change in lean body mass (LBM) and change in quality of life, as determined from screening to week 8. The ORR is defined as a stabilization or positive (≥0 kg) change in lean body mass (LBM) as assessed by dual-energy X-ray absorptiometry (DEXA) scan, and improvement or no worsening (≥0 score point change) on any two of the three symptom scale measures (fatigue, pain, appetite) of EORTC QLQ-C30.

Secondary Endpoints

•	Secondary efficacy endpoints include measures of key cancer symptoms, as well as pharmacodynamics parameters. Parameters to be measured are: (1) change in functional scales and (2) global QoL as assessed by the EORTC QLQ-C30 questionnaire at screening and 8 week follow-up; (3) reduction in serum IL-6; and (4) stabilization of platelet count at 8 week compared to screening.
•	Safety and tolerability of Xilonix as compared to placebo control.

Primary Analysis

The primary efficacy analysis was conducted on a modified intent to treat population. As defined in the protocol, this population included only those subjects who had been randomized and received at least a single dose of therapy. Subjects that consented to participate in the study and were randomized to a treatment arm but did not receive any infusion were not included in the data analysis.

Subjects that did receive at least one dose of placebo or drug were considered in the primary analysis. However, patients missing primary endpoint data, either at baseline or at follow-up, were considered to be non-responders. Additionally, subjects that receive explicitly restricted therapies (that would be expected to affect the assessment of the primary endpoint) were considered non-responders as well.

Ongoing quality assessment of the study included pharmacokinetic (pK) analysis of all patient blood samples. This analysis was performed by blinded quality control (QC) technicians using a validated assay. A single QC supervisor was unblinded during the study in order to record and confirm randomization of samples and perform pK analysis.

XBiotech adhered to the ICH Harmonised Tripartite Guideline Statistical Principles for Clinical Trials E9 guidelines (ICH-E9). Per ICH-E9 guidelines section 7.1, XBiotech will report on all subjects who entered the trial whether or not they are included in the primary analysis. Reasons for exclusion from analysis have been clearly stated and documented. For subjects included in the full analysis but not in the per protocol set, exclusion of these patients shall be based on objective criteria as recommended in section 5.2.1 of ICH-E9 guidelines regarding considerations for full analysis of data. With respect to errors relating to placebo-randomized patients that were in fact treated with the test article, the detection eligibility violations have been made objectively, without any bias through blinded technicians engaged in quality analysis.

The effect of all losses of subjects has been carefully considered. This includes comparing the primary efficacy analysis according to the modified intent plan with respect to an analysis using the most conservatively defined intent to treat population, where no patients are excluded from analysis (i.e. “n” equals the entire enrolled, randomized population including all those that received restricted therapy or those that did not receive any therapy whatsoever).

Results Summary

The primary endpoint analysis involves use of a novel objective response rate used to compare response rates between treatment and placebo arms (Table 1). Primary endpoint analysis was performed as described above using a modified intent to treat (mITT) analysis that included 309 patients (102 in placebo and 207 Xilonix). Twenty-four patients that received neither a dose of placebo nor test article were excluded from this analysis. Based on this mITT analysis, a total of 19 patients (19%) in the placebo group were considered responders, compared to 68 patients (33%) in the Xilonix arm (p=0.0045). These results represented a 76% relative improvement in response rate between the Xilonix and placebo arms respectively.

Secondary analysis performed in this study included key pharmacodynamic measures (Table 1b) that have been positively correlated with survival in advanced cancer patients and had been observed with the test article in previous clinical findings. A 5-fold increase in platelet counts observed in the placebo group compared to the treatment arm was significant (p=0.003), with platelet counts maintaining close to baseline levels with antibody therapy.

Although the study was not statistically powered to demonstrate differences in serious adverse events (SAEs) or stable disease between arms, these analyses are provided here due to the potential importance of these observations and the likely correlation between SAEs and the primary efficacy measure. A 26% relative risk reduction in the number of SAEs was observed in the treatment arm relative to placebo (p=0.062). Similarly, patients in treatment arm were 53% more likely to have stable disease (odds ratio 1.53 [95% CI 0.76 to 3.08]) compared to placebo at 8 weeks, although this difference did not reach statistical significance (p=0.12).

Table 1

Primary Efficacy Analysis	mITT Population (n=102 vs 207)
	Placebo Responders (n)	Xilonix Responders (n)	Placebo Responders (%)	Xilonix Responders (%)	Relative Increase in Response Rate Xilonix	p Value
Responders	19	68	19%	33%	76%	0.0045

Table 1b

Secondary Analysis	Placebo	Xilonix	Placebo (%)	Xilonix (%)	Relative Change	p Value
Median Change in Platelet Counts (1,000/mm3)	25	5	na	na	80% (relative magnitude reduction)	0.003
					Relative Improvement in Xilonix arm for Stable Disease (odds ratio)
Patients with Stable Disease	12	35	12%	17%	53%	0.12
					Relative Risk Reduction Xilonix
Number of Serious Adverse Events (SAE)	32	48	31%	23%	26%	0.062

RECIST V1.1. p values are for one-tailed significance testing.

Sensitivity Analyses: Intent to Treat Population

1.	The most conservative data analysis includes ALL subjects randomized in a study without consideration for early dropouts, rapid progressors, or protocol violations. This population of patients is widely referred to as the Intent to Treat (ITT) population. Based on an ITT analysis, there were 68 patients in the Xilonix arm that were responders compared to 24 patients in the placebo group, representing 31% and 22% of patients in the arms, respectively (p=0.042). Secondary endpoints in the study showed an 80% relative reduction in magnitude of change in median platelet counts in the treatment arm compared to placebo (p=0.003). There were also trends with respect to a higher incidence of stable disease (odds ratio 1.54 [95% CI 0.77 to 3.11]p=0.12), and reduced incidence of serious adverse events in the treatment group (p=0.074).

Primary Efficacy Analysis	ITT population (n=333): Xilonix n=222, Placebo= 111
	Placebo Responders (n)	Xilonix Responders (n)	Placebo Responders (%)	Xilonix Responders (%)	Relative Increase in Response Rate (%)	p Value
Responders	24	68	22%	31%	42%	0.042

Secondary Analysis	Placebo	Xilonix	Placebo (%)	Xilonix (%)	Relative Change (%)	p Value
Median Change in Platelet Counts (1,000/mm3)	25	5	na	na	80% (relative magnitude reduction)	0.003
					Relative Improvement in Xilonix arm for Stable Disease (odds ratio)
Patients with Stable Disease[1]	12	35	12%	17%	54%	0.12
					Relative Risk Reduction (%)
Number of Serious Adverse Events (SAE)	32	48	29%	22%	25%	0.074

RECIST v1.1. p values are for one-tailed significance testing.